   As filed with the Securities and Exchange Commission on September 10, 1998
                                                 Registration No. 333-__________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        -------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                        -------------------------------

                       STATE OF FRANKLIN BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

       TENNESSEE                                              62-1607709
(State of Incorporation)                                   (I.R.S. Employer
                                                          Identification No.)

                               1907 N. Roan Street
                          Johnson City, Tennessee 37604
                    (Address of principal executive offices)

                         STATE OF FRANKLIN SAVINGS BANK
                          EMPLOYEE STOCK OWNERSHIP PLAN
                            (Full Title of the Plan)

                              Charles E. Allen, Jr.
                               1907 N. Roan Street
                          Johnson City, Tennessee 37604
                                 (901) 285-4410
            (Name, address and telephone number of agent for service)

                                (with copies to:)
                                 LINDA M. CROUCH
                       Baker, Donelson, Bearman & Caldwell
                                  P.O. Box 3038
                              207 Mockingbird Lane
                          Johnson City, Tennessee 37604

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
TITLE OF SECURITIES TO BE       AMOUNT TO BE            PROPOSED MAXIMUM            PROPOSED MAXIMUM              AMOUNT OF
       REGISTERED                REGISTERED        OFFERING PRICE PER SHARE(1)  AGGREGATE OFFERING PRICE      REGISTRATION FEE
Common Stock,                      63,636
$1.00 par value                                             $11.00                    $699,996                     $207
                               An Indeterminate
Plan Interests related to      Amount of Plan
the Employee Stock               Interests*
Ownership Plan                                               N/A                         N/A
=================================================================================================================================

(1) The amount of the registration fee is computed in accordance with Rule
457(h).
* Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of plan interests to be offered or sold pursuant to the Employee Stock Ownership Plan described herein.

                                     PART II


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

1. The Form 10-SB of State of Franklin Savings Bank (predecessor of the Company) effective June 30, 1998 filed with the Federal Deposit Insurance Corporation pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "1934 Act").

2. The Registrant's Current Report on Form 8-K filed July 23, 1998.

3. The Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         The total amount of authorized capital stock of the Company consists of
10.0 million shares of Common Stock, $1.00 par value per share. The following summary of certain provisions of the Company's capital stock describes certain material provisions of, but does not purport to be complete and is subject to and qualified in its entirety by, the Charter and the Bylaws of the Company and by the provisions of applicable law.

         The issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The shares of Common Stock are not redeemable or convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution after payment of all debts and other liabilities. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders, except with respect to the election of directors, for which there is cumulative voting.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         No response is required to this item.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Tennessee Business Corporation Act (the "Act") provides financial protection by the corporation for its directors, officers and employees against liabilities and expenses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by them in proceedings arising out of their position with the corporation.

         Under the Act's permissive indemnification provisions, a corporation has the authority to indemnify a director against liability incurred in a proceeding if the director conducted himself in good faith and in a manner he reasonably believed to be in the corporation's best interests. In the case of criminal proceedings, the director must have no reasonable cause to believe his conduct was unlawful. Permissive indemnification is allowed even if the director is not wholly successful in the proceeding. Indemnification is, however, prohibited in derivative actions in which the director is adjudged liable and in situations in which the director is found liable on the basis that a personal benefit was improperly received by him. The Act also provides that unless limited by its charter, a corporation must indemnify a director who is a wholly successful on the merits or otherwise in the defense of a proceeding against reasonable expenses incurred in connection with the proceeding. In addition to providing indemnification for liabilities for which the director is held liable, the Act also provides that a corporation may advance expenses incurred by a director if the director can furnish a written statement of his good faith belief that he acted in an appropriate manner and undertakes to repay the amount advanced if it is ultimately determined that he was not entitled to indemnification.

         The Act contains provisions extending indemnification to officers, employees and agents of the corporation. The Act states that a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors or contract.

         The Company's Charter and Bylaws provide for indemnification of directors, officers, employees and agents to the fullest extent allowed for by Tennessee law.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         No response is required to this item.

ITEM 8.  EXHIBITS

Exhibit Number  Description

5        Opinion and Consent of Baker, Donelson, Bearman & Caldwell

23.1     Consent of Baylor and Backus

ITEM 9.  UNDERTAKINGS

         (a)   The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "1933 Act"), each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Johnson City, State of Tennessee, on September 9, 1998.

                                STATE OF FRANKLIN BANCSHARES, INC.

                                By: /s/ Charles E. Allen, Jr.
                                    ------------------------------------------
                                        Charles E. Allen, Jr.
                                        Chairman and Chief Financial Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles E. Allen, Jr., his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                           TITLE                         DATE
            ---------                           -----                         ----
/s/ Charles E. Allen, Jr.            Chairman of the Board and Chief      September 9, 1998
------------------------------       Financial Officer and Director
Charles E. Allen, Jr.

/s/ Randal R. Greene                 President and Chief Executive        September 9, 1998
------------------------------       Officer and Director
Randal R. Greene

/s/ Charles E. Alen, Sr.             Director                             September 9, 1998
------------------------------
Charles E. Allen, Sr.

/s/ Vance W. Cheek                   Director                             September 9, 1998
------------------------------
Vance W. Cheek

/s/ Kenneth E. Cutshall              Director                             September 9, 1998
------------------------------
Kenneth E. Cutshall, M.D.

/s/ Stephen Gross                    Director                             September 9, 1998
------------------------------
Stephen Gross



                                       Director                        September _, 1998
------------------------------
Donald R. Jeanes

/s/ Verrill M. Norwood, Jr.            Director                        September 9, 1998
------------------------------
Verrill M. Norwood, Jr.

/s/ Cameron E. Perry                   Director                        September 9, 1998
------------------------------
Cameron Perry

/s/ Richard S. Venable                 Director                        September 9, 1998
------------------------------
Richard S. Venable

                                       Director                        September _, 1998
------------------------------
Henry J. Williams, M.D.
